                                   PROSPECTUS

                          SUBMICRON SYSTEMS CORPORATION

                        3,375,020 SHARES OF COMMON STOCK


                  This Prospectus relates to 55,320 shares of Common Stock, $.0001 par value (the "Common Stock"), of SubMicron Systems Corporation (the "Company") issuable upon conversion of the Company's 9% Convertible Subordinated Notes (the "9% Notes"), 39,000 shares of Common Stock issuable upon the exercise of warrants (the "Investor Warrants"), that were issued with the 9% Notes, 2,605,700 shares of Common Stock issuable upon conversion of the Company's Series A Convertible Non-Redeemable Preferred Stock (the "Preferred Stock"), 100,000 shares of Common Stock issuable upon the exercise of warrants (the "Commonwealth Warrants" and, together with the Investor Warrants, the "Warrants"), that were issued to Commonwealth Associates in connection with certain investment advisory services, and 575,000 shares of Common Stock held by one of the Selling Stockholders. See "The Selling Stockholders." The shares covered by this Prospectus may be sold by the Selling Stockholders from time to time through the public securities markets or through negotiated transactions. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. Proceeds from the exercise, if any, of the Warrants will be added to the Company's working capital.

                           SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A
DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                           The Common Stock is included in the Nasdaq National
Market under the symbol "SUBM." The last reported sale price of the Common Stock on the Nasdaq National Market on May 8, 1997 was $2.75 per share.

                           THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 9, 1997

                           NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                             AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") are publicly available through the Commission's Web Site (http://www.sec.gov).

                  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits filed or incorporated by reference as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of prescribed fees, at the offices of the Commission set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Registration Statement by reference:

                           (a) The Company's Annual Report on Form 10-K for the
fiscal year ended December 31, 1996.

                           (b) The description of the Company's shares of Common
Stock contained in its Registration Statement on Form 8-A dated September 4, 1991, including all amendments and reports filed for the purpose of updating such description.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of the offering hereby, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                  The Company will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that is incorporated into the Prospectus. Such requests should be directed to R. G. Holmes, Chief Financial Officer, SubMicron Systems Corporation, 6620 Grant Way, Allentown, Pennsylvania 18106; telephone number (610) 391-9200.

                                  RISK FACTORS

                  Investment in the Company's securities involve certain elements of risk. Investors should carefully consider the following factors, among others, relating to the Company.

                  Recent Losses; Quarterly Fluctuations. The Company reported a net loss of $20,109,000 for 1996, which included net losses in the second, third and fourth quarters of 1996 of $197,000, $16,138,000 and $5,224,000 respectively. Certain factors impacting the Company's recent results are described in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Although the Company was profitable for 1995 as a whole, the Company recognized losses during the second and third quarters of 1995 of $2,048,000 and $341,000, respectively. These fluctuations, which are likely to continue, are a result of several factors, including in particular, the fluctuations in the semiconductor market, the relatively high price of the Company's products in relation to quarterly sales, the high costs of certain customized orders, the lead time required to manufacture such products and the Company's accounting method of recognizing revenue from a system sale at the time of title transfer, which ordinarily occurs at the time of shipment. Consequently, delays in the shipment of even one or two systems could have a significant impact on the results of operations for a particular quarter. Accordingly, quarterly results are likely to fluctuate and the results for any fiscal quarter may not be indicative of results for future fiscal quarters.

                  In addition, the Company will record a one-time noncash extraordinary debt extinguishment charge in the first quarter of 1997, estimated to be approximately $900,000 (net of taxes), relating to the issuance by the Company of its 8% Convertible Subordinated Notes due March 2002 (the "8% Notes") and the Preferred Stock to certain holders of the 9% Notes, in retirement of the 9% Notes and Investor Warrants held by such persons.

                  Significant Capital Requirements. In recent years, the Company has been substantially dependent upon borrowings to finance its operations. The Company currently has a $30.0 million credit facility with a banking group. As of December 31, 1996, the Company was not in compliance with certain requirements of the credit facility, at which date $28.1 million was outstanding. The banking group has agreed not to accelerate the due date of the credit facility prior to its maturity date of August 18, 1997, assuming the Company's continued compliance with the terms of a new agreement entered into on March 31, 1997. Borrowings under the new agreement may not exceed $28.1 million. Management's estimates of the cash requirements to fund operating, investing and financing activities in 1997 will require replacement of the funds currently available under the credit facility. Without the availability of a sufficient credit facility, the Company is susceptible to severe cash shortages which may impact its ability to operate.

                  The Company is exploring alternative lending and other financial arrangements such as equity financing and strategic partnering agreements to provide for the Company's working capital and cash requirements. There can be no assurance, however, that any such arrangements will be available on acceptable terms or at all. In addition, management has instituted programs designed to reduce costs and improve performance. Further, management is considering selling non-strategic assets to generate liquidity. There can be no assurance however, that such programs, actions and arrangements will be consummated or, if consummated, will provide the working capital and cash required. In addition, unless converted, the Company will be required to repay in December 1997 up to $650,000 of any 9% Notes that remain outstanding as of such date.

                  Product Concentration. Approximately 60% of the Company's net sales during 1996 were from sales of its automated wet stations. Should sales of automated wet stations decline, the Company's results of operations would be materially adversely affected. The ability of the Company to diversify its operations through the modification and enhancement of its existing system or through the introduction of new products is dependent upon the success of the Company's continuing research and development activities. No assurance can be given that the Company will be successful in its development efforts or that any new products or improvements will achieve sustained market acceptance.

                  Customer Concentration. Sales of the Company's products to one customer accounted for 13% of the Company's total sales for 1996 and sales to a different customer accounted for 11% of the Company's total sales in 1995. Accounts receivable due from three customers represented 34% of consolidated receivables as of December 31, 1996. There is no indication that customer concentration will decrease in the foreseeable future. In the event any of these or other significant customers cancel or delay orders or are unable to make payment, the Company's operating results and financial condition could be materially adversely affected.

                  Competition and Technological Change. The development of semiconductor manufacturing equipment is characterized by rapidly advancing technology, and the Company encounters intense competition in the development and marketing of its products, particularly from several major Japanese companies. Many of the Company's competitors have substantially greater financial resources than the Company. The future success of the Company will depend in large part upon its ability to keep pace with advancing semiconductor manufacturing technology and industry standards. In this regard, rapid changes have occurred, and are likely to continue to occur, as semiconductor devices become more sophisticated. To remain competitive, the Company will have to demonstrate its ability to produce sufficiently sophisticated and reliable manufacturing equipment at competitive prices. There can be no assurance that the Company's products or development efforts will not be rendered obsolete by research efforts and technological advances made by others.

                  Fluctuations in the Semiconductor Market. The semiconductor industry is subject to short-term market fluctuations and is susceptible to periodic downturns or shipment delays, which often have an exaggerated effect on manufacturers of semiconductor production equipment. Although the Company has historically targeted its products to advanced future generation manufacturers which, generally, have been less sensitive to short-term market fluctuations, the Company has experienced a softening of demand which has lead to reduced sales and pricing pressures. Future operations of the Company may, therefore, be dependent in large part on the level of market demand for advanced integrated circuit devices, particularly more sophisticated devices, and the resulting capital expenditures of semiconductor manufacturing companies purchasing fabrication products.

                  Lack of Patent Protection. Although the Company has certain patents and has applied for other patents with respect to certain of its products, there can be no assurance that all of the Company's proprietary technology will be effectively protected by patents. Despite the protection provided by such patents, it may be possible for competitors to copy one or more aspects of the Company's products or obtain information that the Company regards as proprietary. Furthermore, there can be no assurance that others will not independently develop products similar to those sold by the Company. Although the Company believes that the products sold by it do not infringe upon the patents or violate proprietary rights of others, it is possible that such an infringement or violation may occur. In the event the products sold by the Company are deemed to infringe upon the patents or proprietary rights of others, the Company could be required to modify its products or obtain a license for the manufacture or sale of such products. There can be no assurance that, in such an event, the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon the Company. In addition, the Company could become liable for damages in the event its products were deemed to infringe upon the patents or proprietary rights of others, which could also have a material adverse effect on the Company. Moreover, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or a proprietary rights violation action.

                  Security Interests; Restrictive Covenants. The Company has granted security interests with respect to substantially all of its assets to secure its indebtedness under its current credit facility. In the event of a default due to non-compliance with the covenants under the credit facility and the secured lender exercises its rights thereunder, such secured lender could declare the Company's indebtedness to be immediately due and payable and foreclose on the assets securing the defaulted indebtedness. Moreover, to the extent that substantially all of the Company's assets continue to be pledged to secure outstanding indebtedness, such assets will not be available to secure additional indebtedness.

                  Reliance on Key Executives and Employees. The ability of the Company to compete successfully in the future depends in large part on its ability to recruit and maintain qualified executives and a technically competent research and development staff. Competition for qualified executives and research and development employees is intense. There can be no assurance that the Company will be able to retain existing employees or that it will be able to find, attract and retain qualified personnel on acceptable terms.

                  Control by Certain Stockholders. At March 31, 1997, David F. Levy and James S. Molinaro, directors and executive officers of the Company, beneficially owned shares with approximately 23% of the total voting power of the Company's Common Stock and Preferred Stock. Accordingly, Messrs. Levy and Molinaro are able to have substantial influence in the election of the Company's Board of Directors and thereby the policies of the Company. Messrs. Levy and Molinaro have entered into an agreement that provides for all of their shares of Common Stock to be voted at their joint direction. In the event that Messrs. Levy and Molinaro are unable to agree on how to vote their shares, they are to appoint a special voting trustee to break the deadlock. If Messrs. Levy and Molinaro are unable to agree on the designation of a special voting trustee, the shares subject to the agreement will be voted in accordance with the vote of the majority of shares of Common Stock not subject to the agreement.

                  Shares Eligible for Future Sale. At March 31, 1997, the Company had outstanding a total of 16,890,014 shares of Common Stock and outstanding warrants, options and convertible securities entitling the holders thereof to purchase or acquire an aggregate of 5,122,551 additional shares of Common Stock. In addition, the 8% Notes may be, subject to certain conditions, convertible into 2,349,197 shares of Common Stock. All outstanding shares are, and all shares issuable upon the exercise of options and warrants (and the conversion of any Preferred Stock or 9% Notes) will be, available for resale in the public market without restriction (other than, as to the shares underlying the Preferred Stock, 9% Notes and Warrants, a prospectus delivery requirement), with the exception of an aggregate of 4,591,938 outstanding shares held by affiliates of the Company and 1,122,750 shares issuable upon the exercise of options or warrants held by such affiliates. In addition, if the 8% Notes become convertible, the Company has undertaken to cause the 2,349,197 shares of Common Stock issuable upon conversion to be available for resale in the public market without restriction before January 31, 1998. If the outstanding options and warrants are exercised, or the convertible securities are converted, the stockholders of the Company will be subject to additional dilution.

                  Under Rule 144 promulgated under the Act, affiliates of the Company are permitted to sell, every three months, in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale.

                  The sale of any substantial number of these shares could have an adverse effect on the future market price of the Common Stock.

                  No Dividends. The Company does not anticipate paying any cash dividends in the foreseeable future as earnings, if any, will be retained to finance the Company's operations and to expand its business. Moreover, under the Company's credit facility, the Company is restricted in its ability to declare dividends.

                  Potential Anti-Takeover Effects of Delaware Law; Classified Board; Possible Issuance of Additional Preferred Stock. Certain provisions of Delaware law could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial to the interests of stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. In addition, the Company's Certificate of Incorporation provides that the Company's Board of Directors is to be composed of three classes, with staggered three-year terms, each class to contain as nearly as possible one-third of the whole number of members of the Company's Board. The Company's stock option plans each provide for immediate vesting of all then outstanding options upon the occurrence of a "change of control" of the Company (as defined therein). The existence of a classified board, as well as these option vesting provisions, may reduce the Company's vulnerability to takeovers by other corporations or persons which, in the judgment of the Company's Board, may not be in the best interests of the Company's stockholders. However, the effect of a classified board and such accelerated option vesting provisions may also serve to entrench the Company's Board. Moreover, in addition to the shares of Preferred Stock outstanding, shares of preferred stock may be issued by the Company's Board without stockholder approval on such terms as the

Company's Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any such preferred stock that are or may be issued. Although the ability to issue preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. The Company has no current plans to issue any additional shares of preferred stock beyond the Preferred Stock being acquired by the Buyers.

                  Forward Looking Statements. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and is subject to the safe-harbor created by such sections. Such forward-looking statements concern the Company's operations, economic performance and financial condition, including in particular sales and the Company's financing arrangements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the indebtedness of the Company; quality of management, business abilities and judgment of the Company's personnel; the availability, terms and deployment of capital; and various other factors referenced in this Prospectus. The forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                 USE OF PROCEEDS

                  The Investor Warrants are exercisable at $14 per share and the Commonwealth Warrants are exercisable at $10.375 per share, in each case subject to adjustment upon certain changes in capitalization. If all of the Warrants are exercised, the Company will receive proceeds of $1,583,500. The Proceeds from any exercises of the Warrants will be added to the Company's working capital.


                              SELLING STOCKHOLDERS

                  The following table lists the names of the persons whose shares of Common Stock are covered by this Prospectus (the "Selling Stockholders"), and for each, the number of shares of Common Stock beneficially owned at the commencement of this offering, the number of shares being offered for sale and the number of shares to be owned after the offering.

                                            No. of Shares
                                            Owned at                                                          No. of Shares
Selling                                     Commencement                     No. of Shares                    Owned After
Stockholder                                 of Offering                      Being Offered                    Offering
-----------                                 -----------                      -------------                    --------
Henry Benach                                 53,250(1)                           53,250                            0
Home Associates                              53,250(1)                           53,250                            0
Del Mintz                                   106,500(1)                          106,500                            0
Burton N. Lichten                            14,200(1)                           14,200                            0
Robert L. Priddy                            426,000(1)                          426,000                            0
Gallagher Trust(2)                          355,000(1)                          355,000                            0
Michael and Shannon Acks                     28,400(1)                           28,400                            0
Timothy P. Flynn                            355,000(1)                          355,000                            0
Lewis H. and Peggy S. Jordan                284,000(1)                          284,000                            0
JF Shea Co., Inc.                           284,000(1)                          284,000                            0
Michael S. Falk                              37,200(3)                           37,200                            0
Shirley O'Neall                              14,200(1)                           14,200                            0
John H. Robinson Trust                       14,200(1)                           14,200                            0
Ronald B. Booth(4)                           14,200(1)                           14,200                            0
Mitchell H. and Dorothea M.
  Allee                                      28,400(1)                           28,400                            0
Sheldon Family Limited
  Partnership                                28,400(1)                           28,400                            0
Edward Jankowski                             14,511(5)                           14,511                            0
S. Marcus Finkle                             35,500(1)                           35,500                            0
David S. Lawi                                 7,100(1)                            7,100                            0
William C. Clement                           14,511(5)                           14,511                            0
Gerald B. Cramer                             42,600(1)                           42,600                            0
A.C. Israel Enterprises, Inc.                42,600(1)                           42,600                            0
Edward J. Rosenthal                          21,300(1)                           21,300                            0
LAD Equity Partners                          42,600(1)                           42,600                            0
CRIM Partners, L.P.                         163,300(1)                          163,300                            0
CRIM Retirement Partners, L.P.              120,700(1)                          120,700                            0
CRIM Madison Partners, L.P.                  21,300(1)                           21,300                            0
Salvatore Trupiano                            7,100(1)                            7,100                            0
Jeffrey P. and Deborah F. Bash               14,200(1)                           14,200                            0
Barry W. Ridings(4)                          78,200(6)                           14,200                       64,000
Rochester Fund Series                        65,298(7)                           65,298                            0
Commonwealth Associates                      54,865(8)                           54,865                            0
Alvin Mirman                                 15,000(8)                           15,000                            0
Keith Rosenbloom                              5,135(8)                            5,135                            0
Robert O'Sullivan                             1,000(8)                            1,000                            0
Beth Lipman                                   1,000(8)                            1,000                            0
Allan Berman                                575,000                             575,000                            0

     Total                                3,431,020                           3,375,020                       64,000
                                          =========                           =========                       ======

--------------------

(1)       Represents shares issuable upon conversion of Preferred Stock.

(2) Maurice S. Gallagher, Jr., a trustee of the Gallagher Trust, is a director of the Company.

(3) Includes 14,200 shares issuable upon conversion of Preferred Stock and 23,000 shares issuable upon exercise of the Commonwealth Warrants.

(4)       Messrs. Booth and Ridings are directors of the Company.

(5) Includes 8,511 shares issuable upon conversion of 9% Notes and 6,000 shares issuable upon exercise of Investor Warrants.

(6) Includes 14,200 shares issuable upon conversion of Preferred Stock and options to purchase 8,000 shares of Common Stock.

(7) Includes 38,298 shares issuable upon conversion of 9% Notes and 27,000 shares issuable upon exercise of Investor Warrants.

(8)       Represents shares issuable upon exercise of the Commonwealth Warrants.


                              PLAN OF DISTRIBUTION

                  The sale of the shares of Common Stock covered by this Prospectus by the Selling Stockholders may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom broker-dealers may act as agent or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Under certain circumstances, the Selling Stockholders and any broker-dealers that act in connection with the sales of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the sale of the shares as principals may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                  The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.

                                  LEGAL MATTERS

                  Cozen and O'Connor, Philadelphia, Pennsylvania, counsel to the Company, has rendered its opinion that the shares of Common Stock offered hereby are legally issued, fully paid and non-assessable. Richard J. Busis, a senior member of Cozen and O'Connor, is a director of the Company.

                                     EXPERTS

                  The consolidated balance sheets of SubMicron Systems Corporation as of December 31, 1995, the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and the related schedules as of December 31, 1995, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. The consolidated financial statements of SubMicron Systems Corporation and the related schedule appearing in SubMicron Systems Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and related schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.